Exhibit 99.2

PULSE ELECTRONICS CORPORATION

July 16, 2014
Alan H. Benjamin
Senior Vice President & Chief Operating Officer
12220 World Trade Drive,
San Diego, CA 92128

Re: Appointment as Interim CEO

Dear Alan:

This letter confirms our understanding related to your appointment as interim Chief Executive Officer of Pulse Electronics Corporation (the “Company”).

1. Acceptance of Appointment. By signing below, you hereby accept the appointment as interim Chief Executive Officer of the Company effective as of July 14, 2014, and you agree to serve the Company as its interim Chief Executive Officer.  Accordingly, your base salary during your service as interim Chief Executive Officer will increase to $600,000 per year, payable in equal installments in accordance with the Company’s regular payroll practices. For the avoidance of doubt, any compensation and benefits currently payable or provided to you for your services as the Company’s Senior Vice President and Chief Operating as of the date hereof, shall remain unchanged.

2. Acknowledgements.  By signing below, you acknowledge and agree, that notwithstanding anything to the contrary in the Company’s Executive Severance Policy or otherwise, you shall not be entitled to receive severance benefits in your capacity as the interim Chief Executive Officer of the Company under such severance policy or otherwise; however, you shall remain eligible to receive severance benefits under such severance policy on the same terms and conditions as in effect prior to your appointment as interim Chief Executive Officer.  In addition, you acknowledge and agree, that your appointment as the interim Chief Executive Officer, your subsequent removal from the role as interim Chief Executive Officer, and/or the hiring and appointment of a new Chief Executive Officer of the Company shall in no event constitute “good reason” for purposes of the Company’s Executive Severance Policy.

3. Governing Law.  This letter agreement shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof.

Very truly yours,

Pulse Electronics Corporation

/s/ Michael C. Bond
By:

By:	/s/ Alan H. Benjamin
Alan H. Benjamin

Agreed and accepted on this 16th day of July 2014: